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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                               September 13, 1999

                                  VENTAS, INC.
                                  ------------
             (Exact name of registrant as specified in its charter)

   Delaware                        1-10989                        61-1055020
   --------                        -------                        ----------
(State or other                  (Commission                    (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)

   4360 Brownsboro Road, Suite 115,
         Louisville, Kentucky                                         40207-1642
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

                                 (502) 357-9000
                                 --------------
              (Registrant's telephone number, including area code)



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Item 5. Other Events.
        -------------

     On September 14, 1999, Ventas, Inc. (the "Company" or "Ventas") announced that its principal tenant, Vencor, Inc. ("Vencor"), had taken the initial steps toward a comprehensive restructuring. A copy of the press release issued by the Company on September 14, 1999 is included as an exhibit to this report, and is incorporated herein by reference.

     In connection with the bankruptcy filing by Vencor, Ventas and Vencor entered into a stipulation (the "Stipulation") for the payment by Vencor to Ventas of reduced minimum monthly base rent of approximately $15.1 million per month starting in September. The Stipulation has been approved by the Bankruptcy Court.

     The payments under the Stipulation are required to be made by the fifth day of each month, or the first business day thereafter; however, the September payment is due no later than September 16, 1999. Starting with September, the difference between the amount of minimum monthly base rent due under Ventas's leases with Vencor and the monthly payment of approximately $15.1 million accrues as an administrative expense in Vencor's bankruptcy, subject to challenge in the bankruptcy proceeding. The monthly payment of approximately $15.1 million under the Stipulation is not subject to challenge. August minimum monthly base rent in the amount of approximately $18.9 million remains unpaid and constitutes a Ventas claim in Vencor's Chapter 11 case.

     The Stipulation expires on October 31, 1999, but automatically renews for one-month periods unless either party provides a fourteen-day notice of termination. The Stipulation may also be terminated prior to its expiration upon a payment default by Vencor, the consummation of a plan of reorganization for Vencor, or the occurrence of certain events under Vencor's debtor-in-possession financing. There can be no assurance as to how long the Stipulation will remain in effect.

     The Stipulation also renews an agreement by Ventas that any statutes of limitations or other time constraints in a bankruptcy proceeding that might be asserted by Vencor against Ventas would be extended or tolled from April 12, 1999 until the termination of the Stipulation.

     Ventas believes that the execution of the Stipulation is in the best interest of Ventas, its creditors and its shareholders. However, the execution of the Stipulation could be deemed to be a breach of certain covenants contained in Ventas's Credit Agreement (the "Credit Agreement"). Were the lenders under the Credit Agreement to allege that an "event of default" had occurred and be successful in their position, Ventas could face the acceleration of the outstanding indebtedness under the Credit Agreement, which could have a material adverse effect on the business, liquidity, financial condition, and results of operations of Ventas. The agent banks under the Credit Agreement have been informed of the terms of the Stipulation.

     A copy of the Stipulation is included as an exhibit to this filing and is incorporated herein by reference.

     This Form 8-K includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding the Company's expected future financial position, results of operations, cash flows, financing plans, business strategy, expected lease income, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations. The Company does not undertake any duty to update such forward-looking statements.




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     Factors that may affect the plans or results of the Company include, without limitation, (i) the treatment of the Company's claims in Vencor's Chapter 11 proceedings and the ability of Vencor to successfully reorganize under its Chapter 11 proceedings, (ii) the ability of the Company's operators to maintain the financial strength and liquidity necessary to satisfy their obligations and duties under leases and other agreements with the Company and their existing credit agreements, (iii) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (iv) increases in cost of borrowing for the Company,
(v) the ability of the Company to pay down, refinance, restructure and/or extend its indebtedness as it becomes due, (vi) the results of the ongoing settlement discussions pertaining to the billing disputes and other civil claims against the Company and Vencor by the U.S. Department of Justice and other litigation affecting the Company, and (vii) the success of the Company in implementing its business strategy and the nature and extent of future competition. Many of such factors are beyond the control of the Company and its management.


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Item 7. Financial Statements and Exhibits.

     (a)  Financial statements of businesses acquired.

        Not applicable.

     (b) Pro forma financial information.

        Not applicable.

     (c)  Exhibits:

          10.1 Stipulation and Order by and among Vencor Inc., Vencor Operating Inc. and Vencor Nursing Centers Limited Partnership and Ventas, Inc. and Ventas Realty Limited Partnership, dated as of September 13, 1999.

          99.1   Press Release dated September 14, 1999.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        VENTAS, INC.
                                        (Registrant)



Date: September 16, 1999


                                        By: /s/ T. Richard Riney
                                            ------------------------------
                                            Name:  T. Richard Riney
                                            Title: Executive Vice President
                                                   and General Counsel


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                                  EXHIBIT INDEX

          10.1 Stipulation and Order by and among Vencor Inc., Vencor Operating Inc. and Vencor Nursing Centers Limited Partnership and Ventas, Inc. and Ventas Realty Limited Partnership, dated as of September 13, 1999.

          99.1   Press Release dated September 13, 1999.


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